UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014

APPLIED NANOTECH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Texas	76-0273345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758

(Address of principal executive offices) (Zip Code)

(512) 339-5020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On August 22, 2014, we held a special meeting of its stockholders (the “Special Meeting”). As of the record date, there were 157,553,526 shares of common stock entitled to one vote per share. Preliminary results of votes with respect to proposals submitted at the Special Meeting are as follows:

1.	To approve the Agreement and Plan of Merger and Exchange, dated March 10, 2014, as amended (the “Merger & Exchange Agreement), and the business combination contemplated thereby.

The Merger & Exchange Agreement and the business combination contemplated thereby were approved, as follows:

Votes For	Votes Against	Abstain
98,392,906	2,906,851	2,620,604

2.	To approve a proposal to amend our Amended and Restated Articles of Incorporation (the “Articles”) to increase our authorized shares of capital stock from 162 million to 502 million and our authorized shares of common stock from 160 million to 500 million.

Amendment of our Articles was approved, as follows:

Votes For	Votes Against	Abstain
95,109,345	8,278,272	532,744

3.	To approve, on an advisory, non-binding basis, certain compensation arrangements with our current Chief Operating Officer that will become effective at the closing of the combination contemplated by Proposal 1.

The compensation arrangements were approved by the following non-binding advisory vote:

Votes For	Votes Against	Abstain
89,453,210	8,984,355	5,482,796

4.	To adjourn the Special Meeting to solicit additional proxies if at the time of the Special Meeting the proxies are not sufficient to approve Proposal 1.

This proposal was withdrawn, as it was not necessary due to the approval by the stockholders of Proposal 1.

Item 8.01. Other Events.

On August 22, 2014, we. issued a press release announcing the vote results A copy of press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Applied Nanotech Holdings, Inc. press release dated August 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Nanotech Holdings, Inc.

Date: August 22, 2014	By:	/s/ Jacque Soptick
Jacque Soptick
Chief Accounting Officer